Exhibit 10.1
AMENDMENT NO. 1

Dated as of June 8, 2022

To

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 8, 2022

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of June 8, 2022 by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), The Scotts Company LLC, an Ohio limited liability company (“Scotts”), Scotts Canada Ltd., a company organized under the laws of Canada (“Scotts Canada”), the Subsidiary Borrowers listed on the signature pages hereto (together with the Company, Scotts, and Scotts Canada, each a “Borrower” and, collectively, the “Borrowers”), the Lenders listed on the signature pages hereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), under that certain Sixth Amended and Restated Credit Agreement dated as of April 8, 2022 by and among the Borrowers, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time immediately prior to the date hereof, the “Existing Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Existing Credit Agreement.

WHEREAS, the Company has requested that the Lenders and the Administrative Agent agree to a certain amendment to the Existing Credit Agreement;

WHEREAS, the Borrowers, the Lenders party hereto, constituting the Required Lenders, and the Administrative Agent have agreed to amend the Existing Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto, constituting the Required Lenders, and the Administrative Agent hereby agree to enter into this Amendment.

1.Amendments to the Credit Agreement. The parties hereto agree that, effective as of the Amendment Effective Date (as defined below), the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Annex A hereto (the Existing Credit Agreement as so amended, the “Amended Credit Agreement”).

2.Conditions of Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the date of such satisfaction, the “Amendment Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received counterparts (or written evidence reasonably satisfactory to the Administrative Agent that such party has signed a counterpart) of this Amendment duly executed by (A) each Loan Party, (B) the Administrative Agent, and (C) the Lenders constituting at least the Required Lenders;

(b) the Administrative Agent shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the payment of) a non-refundable fee for the account of each Lender party hereto, equal to the product of 0.10% and the sum of (i) such Lender’s Revolving Commitment and (ii) the principal amount of its outstanding Term Loans, in each case immediately prior to the Amendment Effective Date; and

(c) unless otherwise waived by the Administrative Agent, the Administrative Agent shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the reimbursement of) the Administrative Agent’s and its Affiliates’ reasonable and documented out-of-pocket fees and expenses (including, to the extent invoiced in advance of the Amendment Effective Date, reasonable fees and expenses of counsel for the Administrative Agent) in connection with this Amendment.

3.Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants to the Administrative Agent and each Lender party hereto, on and as of the Amendment Effective Date:

(a)    This Amendment and the Amended Credit Agreement as modified hereby constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)    (i) No Event of Default or Default has occurred and is continuing and (ii) the representations and warranties of such Borrower set forth in the Amended Credit Agreement, as amended hereby, are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects), except to the extent such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

4.Consent and Reaffirmation

Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the Loan Parties consents to this Amendment and reaffirms the terms and conditions of the Collateral Agreement and any other Loan Document executed by such Loan Party and acknowledges and agrees that the Collateral Agreement and each and every such Loan Document executed by such Loan Party in connection with the Amended Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

5.Reference to and Effect on the Loan Documents.

(a)    Upon and after the Amendment Effective Date, each reference to the Amended Credit Agreement in the Amended Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement.

(b)    Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Amended Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d)    This Amendment is a Loan Document under (and as defined in) the Amended Credit Agreement.

6.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

7.Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a)    submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment and any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court;

(b)    waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in paragraph (a) of this Section. Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)    agrees that service of process in any such action or proceeding may be effected in accordance with Section 9.01 of the Amended Credit Agreement; and

(d)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in Section 9.03(d) of the Amended Credit Agreement any special, indirect, consequential or punitive damages.

8.Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

THE SCOTTS MIRACLE-GRO COMPANY, as the Company By /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

THE SCOTTS COMPANY LLC, as a Subsidiary Borrower By /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

SCOTTS CANADA LTD., as a Subsidiary Borrower By /s/ JEFFREY R. LEUENBERGER Name: Jeffrey R. Leuenberger Title: Vice President and Treasurer

HYPONEX CORPORATION, as a Subsidiary Borrower By /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

SCOTTS MANUFACTURING COMPANY, as a Subsidiary Borrower By /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

SCOTTS TEMECULA OPERATIONS, LLC, as a Subsidiary Borrower By /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

SMG GROWING MEDIA, INC., as a Subsidiary Borrower By /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

MIRACLE-GRO LAWN PRODUCTS, INC. By: /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer
Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

OMS INVESTMENTS, INC. By: /s/ GREGORY A. LIENING Name: Gregory A. Liening Title: President and Chief Executive Officer

SCOTTS PRODUCTS CO. By: /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

SCOTTS PROFESSIONAL PRODUCTS CO. By: /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

SCOTTS-SIERRA INVESTMENTS LLC By: /s/ GREGORY A. LIENING Name: Gregory A. Liening Title: President and Chief Executive Officer

SWISS FARMS PRODUCTS, INC. By: /s/ GREGORY A. LIENING Name: Gregory A. Liening Title: President and Chief Executive Officer

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

SANFORD SCIENTIFIC, INC. By: /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

ROD MCLELLAN COMPANY By: /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

SMGM LLC By: /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

GENSOURCE, INC. By: /s/ JEFFREY R. LEUENBERGER Name: Jeffrey R. Leuenberger Title: Treasurer

HAWTHORNE HYDROPONICS LLC By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Vice President and Treasurer
Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

HGCI, INC. By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Vice President

THE HAWTHORNE GARDENING COMPANY By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Vice President and Treasurer

1868 VENTURES LLC By: /s/ JEFFREY R. LEUENBERGER Name: Jeffrey R. Leuenberger Title: Treasurer

SCOTTS LIVE GOODS HOLDINGS, INC. By: /s/ JEFFREY R. LEUENBERGER Name: Jeffrey R. Leuenberger Title: Treasurer

AEROGROW INTERNATIONAL, INC. By: /s/ CORY J. MILLER Name: Cory J. Miller Title: Executive Vice President and Chief Financial Officer

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

THE HAWTHORNE COLLECTIVE, INC. By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Treasurer

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent By /s/ JEFFREY MILLER Name: Jeffrey Miller Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By /s/ EKTA PATEL Name: Ekta Pael Title: Managing Director

MIZUHO BANK, LTD., as a Lender By /s/ TRACY RAHN Name: Tracy Rahn Title: Executive Director

BANK OF AMERICA, N.A., as a Lender By /s/ NICHOLAS CHENG Name: Nicholas Cheng Title: Director

COBANK, ACB, as a Lender By /s/ JAMES J. TRANKLE Name: James J. Trankle Title: Managing Director

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender By /s/ BRIAN J. MOELLER Name: Brian J. Moeller Title: Executive Director

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender By /s/ ELIZABETH HALFIN Name: Elizabeth Halfin Title: Vice President By /s/ ROBERT GRAFF Name: Robert Graff Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as a Lender By /s/ ROSA PRITSCH Name: Rosa Pritsch Title: Director

TD BANK, N.A., as a Lender By /s/ BERNADETTE COLLINS Name: Bernadette Collins Title: Senior Vice President

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

TRUIST BANK, as a Lender By /s/ TESHA WINSLOW Name: Tesha Winslow Title: Director

CITIZENS BANK, N.A., as a Lender By /s/ CARL S. TABACJAR, JR. Name: Carl S. Tabacjar, Jr. Title: Senior Vice President

THE BANK OF NOVA SCOTIA, as a Lender By /s/ TODD KENNEDY Name: Todd Kennedy Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender By /s/ PETER HALE Name: Peter Hale Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender By /s/ ANTHONY IRWIN Name: Anthony Irwin Title: Vice President

PNC BANK CANADA BRANCH By /s/ MARTIN PEICHL Name: Martin Peichl Title: Senior Vice President

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

CAPITAL ONE, N.A., as a Lender By /s/ ANUJ DHINGRA Name: Anuj Dhingra Title: Duly Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender By /s/ DAN MARTIS Name: Dan Martis Title: Authorized Signatory

THE NORTHERN TRUST COMPANY, as a Lender By /s/ ANDREW D. HOLTZ Name: Andrew D. Holtz Title: Senior Vice President

TRISTATE CAPITAL BANK, as a Lender By /s/ ELLEN FRANK Name: Ellen Frank Title: Senior Vice President

AGCOUNTRY FARM CREDIT SERVICES, FLCA, as Voting Participant By /s/ LISA CASWELL Name: Lisa Caswell Title: Vice President

AGCHOICE FARM CREDIT, ACA (on behalf of itself and its wholly-owned subsidiaries, AgChoice Farm Credit, FLCA, and AGChoice Farm Credit, PCA), as Voting Participant

By /s/ WILLIAM FRAILEY
Name: William Frailey
Title: Vice President

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

CAPITAL FARM CREDIT ACA, as Voting Participant By /s/ AGUSTIN ARZENO Name: Agustin Arzeno Title: Director Capital Markets

COMPEER FINANCIAL, FLCA, as a Voting Participant By /s/LEE FUCHS Name: Lee Fuchs Title: Director, Capital Markets

FARM CREDIT BANK OF TEXAS, as Voting Participant By /s/ LUIS M. H. REQUEJO Name: Luis M. H. Requejo Title: Director Capital Markets

FARM CREDIT OF NEW MEXICO, FLCA, as Voting Participant By /s/ CLARISSA SHIVER Name: Clarissa Shiver Title: VP - Participations

FARM CREDIT SERVICES OF AMERICA, FLCA, as Voting Participation By /s/ THOMAS L. MARKOWSKI By: Thomas L. Markowski Title: Vice President

Signature Page to Amendment No. 1 to
Sixth Amended and Restated Credit Agreement as of April 8, 2022
The Scotts Miracle-Gro Company

ANNEX A

Attached

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, and (v) any other currency (other than Dollars) (x) that is a lawful currency that is readily available and freely transferable and convertible into Dollars and (y) that is agreed to by the Administrative Agent and each of the Global Tranche Lenders.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amendment No. 1 Effective Date” means June 8, 2022.

“Ancillary Document” has the meaning assigned to it in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Company or any Subsidiary is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lender” has the meaning assigned to such term in Section 2.06(d).

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means (a) with respect to any Global Tranche Lender, its Global Tranche Percentage, (b) with respect to any US Tranche Lender, its US Tranche Percentage and (c) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is such Term Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Facility Fee Rate” and “Applicable Spread” means, for any day, (a) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Loan Commitments of such Series and (b) with respect to any Term Benchmark Revolving Loan, RFR Revolving Loan, any Term Benchmark Tranche A Term Loan, RFR Tranche A Term Loan, any ABR Revolving Loan, any ABR Tranche A Term Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Spread for Revolving Loans”, “RFR Benchmark Spread for Revolving Loans”, “Term Benchmark Spread for Tranche A Term Loans”, “ABR Spread for Revolving Loans”, “ABR Spread for Tranche A Term Loans” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio	Term Benchmark Spread for Revolving Loans	RFR Spread for Revolving Loans	Term Benchmark Spread for Tranche A Term Loans	ABR Spread for Revolving Loans	ABR Spread for Tranche A Term Loans	Facility Fee Rate
Category 1	≤ 2.25 to 1.00	0.80%	0.80%	1.00%	0%	0%	0.20%
Category 2	> 2.25 to 1.00 but ≤ 3.25 to 1.00	1.00%	1.00%	1.25%	0%	0.25%	0.25%
Category 3	> 3.25 to 1.00 but ≤ 4.25 to 1.00	1.20%	1.20%	1.50%	0.20%	0.50%	0.30%
Category 4	> 4.25 to 1.00 but ≤ 4.75 to 1.00	1.40%	1.40%	1.75%	0.40%	0.75%	0.35%
Category 5	> 4.75 to 1.00	1.75%	1.75%	2.25%	0.75%	1.25%	0.50%

For purposes of the foregoing,

(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category ~~4~~5 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Qualified Bilateral Letters of Credit” means one or more letters of credit issued for the benefit of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed (a) $25,000,000 for all such letters of credit which are issued by The Bank of Nova Scotia and (b) $50,000,000 for all such other letters of credit which are issued by a Lender (or any affiliate of a Lender) pursuant to a bilateral facility and not under this Agreement or any other Loan Document, all to the extent such letters of credit are confirmed to such Lender in writing by the Administrative Agent, in its good faith, reasonable credit judgment (such confirmation not to be unreasonably withheld or delayed), as “Qualified Bilateral Letters of Credit” secured by the Collateral.

“Lender Presentation” means the lender presentation distributed to the Lenders, dated March 23, 2022 (including the updated financial projections included therein).

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, an Incremental Facility Agreement or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means any Global Tranche Letter of Credit or US Tranche Letter of Credit (it being understood and agreed that, for the avoidance of doubt, Lender Qualified Bilateral Letters of Credit shall not be deemed to be letters of credit issued pursuant to this Agreement).

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.

“Leverage Ratio” means, as at the last day of any fiscal quarter of the Company, the ratio of (i) the Average Consolidated Net Indebtedness to (ii) Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending on such day; provided that any calculation of the above ratio following any acquisition or disposition made during the four-quarter period covered by such calculation, by purchase, sale or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication as if such acquisition or disposition had occurred on the first day of the relevant period and any savings associated with such acquisition or disposition had been achieved beginning on the first day of the relevant period.

“Leverage Adjustment Period” means the period commencing on the Amendment No. 1 Effective Date and ending on the Leverage Adjustment Period Termination Date.

“Leverage Adjustment Period Termination Date” means the earlier of (i) April 1, 2024 and (ii) the date which the Company specifies in a written notice to the Administrative Agent as the date on which it elects to terminate the Leverage Adjustment Period (it being understood and agreed that, for the avoidance of doubt, upon the occurrence of the Leverage Adjustment Period Termination Date pursuant to clause (ii) of this definition, the Company will not have any right to rescind, reverse, cancel or otherwise nullify its election to terminate the Leverage Adjustment Period).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction).

“Limited Conditionality Acquisition” has the meaning assigned to such term in Section
2.20(c).

“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.20(c).

“Loan Documents” means, collectively, this Agreement, any Notes, the Letters of Credit, Letter of Credit applications, Letter of Credit Agreements, the Security Documents and any Incremental Facility Agreement.

“Loan Parties” means the Company, each Subsidiary Borrower and each other Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean (a) Toronto, Canada time with respect to Canadian Dollars, (b) London, England time with respect to any Foreign Currency (other than Canadian Dollars or euro) and (c) Brussels, Belgium time with respect to euro, in each case of the foregoing clauses (a), (b) and (c) unless otherwise notified by the Administrative Agent).

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time (i) in the case of the Global Tranche Lenders, Lenders having Global Tranche Revolving Credit Exposures and unused Global Tranche Commitments representing more than 50% of the sum of the aggregate Global Tranche Revolving Credit Exposures and the aggregate unused Global Tranche Commitments at such time, (ii) in the case of the US Tranche Lenders, Lenders having US Tranche Revolving Credit Exposures and unused US Tranche Commitments representing more than 50% of the sum of the aggregate US Tranche Revolving Credit Exposures and the aggregate unused US Tranche Commitments at such time and (iii) in the case of the Term Lenders, Lenders having outstanding Term Loans of the applicable Class representing more than 50% of the sum of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

(b)    of any litigation or proceeding against or affecting the Company or any of its Subsidiaries (i) which, in the reasonable opinion of a Responsible Officer of the Company, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of the Company, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)    of the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or (ii) the occurrence of any Foreign Plan Event that, alone or together with any other Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)    promptly following receipt thereof, copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that the Company, any Subsidiary Borrower or any Commonly Controlled Entity requests with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that the Company, any Subsidiary Borrower or any Commonly Controlled Entity requests with respect to any Single Employer Plan; provided, that if the Company, any Subsidiary Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Company, Subsidiary Borrower(s) or Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent promptly upon receipt thereof;

(e)    any decision or other action of any Governmental Authority which cancels, limits, or otherwise restricts the use or sale of any of the products (including any of the material active ingredients in any of the products) of the Company or any of its Subsidiaries which decision or other action, in the reasonable opinion of a Responsible Officer of the Company, would reasonably be expected to have a Material Adverse Effect; and

(f)    of any event, act or omission which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to clauses (a) through (f) of this Section 5.08 shall be accompanied by a statement of the Chief Executive Officer or Chief Financial Officer or other Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto. For all purposes of clause (d) of this Section 5.08, the Company shall be deemed to have knowledge of all facts attributable to the administrator of such Plan.

SECTION 5.09. Maintenance of Interest Coverage Ratio. Maintain the Interest Coverage Ratio, determined as of the end of each of its fiscal quarters ending on and after April 2, 2022, of not less than 3.00 to 1.00.

SECTION 5.10. Maintenance of Leverage Ratio. ~~Maintain~~Subject to the last sentence of this Section, maintain the Leverage Ratio, determined as of the end of each of its fiscal quarters ending on and after April 2, 2022, of not greater than ~~4.50 to 1.00.~~the applicable ratio set forth in the grid below:

Fiscal Quarter Ending	Leverage Ratio
April 2, 2022	4.50 to 1.00
June 30, 2022	6.25 to 1.00
September 30, 2022	6.25 to 1.00
December 31, 2022	6.25 to 1.00
March 31, 2023	6.50 to 1.00
June 30, 2023	6.50 to 1.00
September 30, 2023	6.25 to 1.00
December 31, 2023	6.25 to 1.00
March 31, 2024	5.50 to 1.00
June 30, 2024 and each fiscal quarter thereafter	4.50 to 1.00

It is understood and agreed that if the Company terminates the Leverage Adjustment Period pursuant to clause (ii) of the definition of Leverage Adjustment Period Termination Date, the above grid shall be disregarded and be null, void and of no further force and effect from and after such Leverage Adjustment Period Termination Date and with immediate effect upon such Leverage Adjustment Period Termination Date, the Company will be required to maintain the Leverage Ratio, determined as of the end of each of its fiscal quarters ending on and after the fiscal quarter of the Company immediately following the then most recent fiscal quarter of the Company in respect of which the Company has delivered Financials pursuant to Section 5.01(a) or (b) and the related compliance certificate pursuant to Section 5.02(a) to the Administrative Agent, of not greater than 4.50 to 1.00.

SECTION 5.11. Additional Collateral, etc.

(a)    During any Full Security Period, with respect to any Specified Property acquired after the Effective Date by the Company or any of its Required Subsidiaries (other than (w) any Specified Property described in clause (b) or (c) below, (x) any Specified Property subject to a Lien expressly permitted by Section 6.01(a) or Section 6.01(l), (y) Specified Property acquired by any Excluded Domestic Subsidiary and (z) Specified Property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Specified Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Specified Property, including the filing of UCC financing statements in such jurisdictions as may be required by the applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)    During any Full Security Period, with respect to any new Required Subsidiary (other than an Excluded Domestic Subsidiary) created or acquired after the Effective Date by the Company or any of its Subsidiaries, promptly and in any event within thirty (30) days of such creation or acquisition (or such later date as is agreed to by the Administrative Agent in its reasonable discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Required Subsidiary that is owned by the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, to a sale and leaseback transaction), or all or substantially all of the Capital Stock of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(a)    any Subsidiary of the Company may be merged, amalgamated or consolidated with or into the Company or any Wholly-owned Subsidiary of the Company (provided that in the case of each such merger or consolidation, the Company or such Wholly-owned Subsidiary, as the case may be, shall be the continuing or surviving corporation);

(b)    (i) any Subsidiary of the Company that is not a Loan Party may liquidate, wind up or dissolve and (ii) any Loan Party (other than the Company) may liquidate, wind up or dissolve as long as any assets of such entity are transferred to the Company or another Loan Party;

(c)    any Subsidiary of the Company may dispose of all or substantially all of its business, property or assets (including its Capital Stock), in one transaction or a series of transactions, to, (i) the Company or any Wholly-owned Subsidiary of the Company (provided that such Wholly-owned Subsidiary shall be a Subsidiary Guarantor) or (ii) to any other Person in compliance with Section 6.08; and

(d)    the Company or any Subsidiary of the Company may consummate any transaction of merger or consolidation or amalgamation with any Person (including, without limitation, any Affiliate of the Company), provided that such merger, consolidation or amalgamation shall be a Permitted Acquisition.

SECTION 6.04. Limitation on Acquisitions, Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase of stock, bonds, notes, debentures or other securities of any Person, or make any other investment in any Person, except:

(a)    investments in Cash Equivalents;

(b)    loans and advances to officers and directors of the Company or any of its Subsidiaries (or employees thereof or manufacturers’ representatives provided such loans and advances are approved by an officer of the Company) for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(c)    loans and advances to and investments in the Company or its Subsidiaries;

(d)    investments in notes and other securities received in the settlement of overdue debts and accounts payable in the ordinary course of business and for amounts which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole;

(e)    Permitted Acquisitions and other loans, advances and investments, provided that after giving pro forma effect to such transactions, (x) (i) the Company shall be in compliance with the ~~covenants~~covenant contained in ~~Sections 5.09 and 5.10~~Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such ~~incurrence~~transaction had occurred on such day and (y) there shall be no Event of Default;

(f)    loans to or investments in Affiliates in an aggregate amount not to exceed
$75,000,000 at any one time outstanding;

(g)    investments in the Capital Stock of a joint venture entity that is a United States Person provided that after giving pro forma effect to such transactions, (x) the Company shall be in compliance with the covenants contained in Sections 5.09 and 5.10 recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such incurrence had occurred on such day and (y) there shall be no Event of Default;

(h)    investments in the Capital Stock of a joint venture entity that is not a United States Person;

(i)    investments in the nature of seller financing of or other consideration received in any Disposition by the Company or any of its Subsidiaries of any assets permitted by Section 6.08;

(j)    payments required to be made under the Exclusive Agency and Marketing
Agreement;

(k)    Indebtedness permitted under Section 6.05;

(l)    investments existing on the Effective Date as set forth on Schedule 6.04;

(m)    acquisitions, investments, loans and advances in an aggregate amount not to exceed the greater of (i) $250,000,000 and (ii) 4.5% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b)) at any one time outstanding; and

(n)    to the extent constituting an investment, the Company’s or any other Loan Party’s patronage with CoBank ACB in an aggregate amount not to exceed $5,000,000 annually.

SECTION 6.05. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)    Indebtedness outstanding on the date hereof and listed on Schedule 6.05 and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof, other than for accrued interest, premiums, costs and expenses);

(b)    Indebtedness of any Loan Party pursuant to any Loan Document;

(c)    Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

(d)    Indebtedness relating to Finance Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding;

(d)    unsecured Indebtedness of the Company having no scheduled principal payments or prepayments prior to the date which is six months after the Revolving Credit Termination Date; provided any such Indebtedness may be incurred only if (x) ~~the Company shall be in compliance,~~after giving effect on a pro forma basis after giving effect to such incurrence, (i) the Company shall be in compliance with the ~~covenants~~covenant contained in ~~Sections 5.09 and 5.10~~Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such incurrence had occurred on such day and (y) there shall be no Event of Default;

(f)    (i) seller-financed Indebtedness incurred by the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding and (ii) earn-out obligations incurred in connection with investments permitted by Section 6.04, including Permitted Acquisitions;

(g)    Indebtedness under Hedging Agreements, provided that such Hedging Agreements are entered into in the ordinary course of business to hedge or mitigate risks as to which the Company or any of its Subsidiaries reasonably believes it is exposed in the conduct of its business or the management of its liabilities;

(h)    Indebtedness contemplated by Section 6.04(c);

(i)    Indebtedness incurred by any Foreign Subsidiary, provided that the aggregate principal amount of all such Indebtedness of all Foreign Subsidiaries which are not Subsidiary Guarantors or Foreign Subsidiary Borrowers shall not exceed $125,000,000 or the equivalent thereof at any one time outstanding (any Indebtedness incurred pursuant to this Section 6.05(i), “Permitted Foreign Debt”);

(j)    Indebtedness of any Person that becomes a Subsidiary of the Company in a Permitted Acquisition or Indebtedness otherwise assumed by the Company or any of its Subsidiaries in connection with a Permitted Acquisition in an aggregate principal amount for all such Indebtedness not to exceed $75,000,000 at any one time outstanding;

(k)    [Intentionally Omitted];

(l)    Indebtedness of the Company, any Subsidiary of the Company or any Receivables Subsidiary under any Receivables Purchase Facility in an aggregate principal amount not to exceed $750,000,000 at any one time outstanding;

(m)    Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(n)    secured or unsecured notes (such notes, “Incremental Equivalent Notes”) in an aggregate amount not to exceed the amount specified in Section 2.20(a); provided that (A) no Incremental Equivalent Notes may be issued unless (i) no Default or Event of Default shall have occurred and be continuing on the date of issuance thereof, both immediately prior to and immediately after giving effect to such issuance, (ii) on the date of issuance thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such date and (iii) after giving pro forma effect to such issuance and the making of Loans and other extensions of credit thereunder to be made on the date of issuance thereof, (x) the Company shall be in ~~pro forma~~ compliance with the ~~financial covenants set forth in Sections 5.09 and 5.10,~~covenant contained in Section 5.09 and (y) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such incurrence had occurred on such day, (B) such Indebtedness shall mature no earlier than 91 days after the Latest Maturity Date then in effect, and the weighted average life to maturity of any Incremental Equivalent Notes shall be no shorter than the remaining weighted average life to maturity of the then existing Terms Loans, (C) the terms and conditions (other than interest rate margins) of any Incremental Equivalent Notes shall not be materially more restrictive,

Nothing in this Section 6.11 shall be deemed to prohibit the optional prepayment, retirement, redemption, purchase, defeaseance or exchange (or arranging therefor) of the Existing Senior Notes or any Indebtedness outstanding pursuant to Sections 6.05(e) or 6.05(n), which optional prepayment, retirement, redemption, purchase, defeaseance or exchange shall be otherwise permitted by this Agreement.

SECTION 6.12. [Intentionally Omitted].

SECTION 6.13. Lines of Business. Engage to any material extent in any business activities other than in the respective primary lines of business of the Company and its Subsidiaries (which shall include any evolution or extension of business activities and any business activities reasonably related to such primary lines of business conducted on the Effective Date).

SECTION 6.14. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to the Company or any other Subsidiary;

(b)    the Company and any of its Subsidiaries may make repurchases of its Capital Stock deemed to occur upon the exercise of stock options or the vesting or settlement of other equity or equity-based awards if such Capital Stock represents all or part of the exercise price of such options or represents any income or employment tax withholding associated therewith; and

(c)    (1) at all times that the Leverage Adjustment Period is in effect, so long as no Default or Event of Default has occurred and is continuing at the time of declaration or would result therefrom, (i) the Company may declare and pay its regularly scheduled cash dividends to the holders of its common stock in an aggregate amount not to exceed $225,000,000 for each fiscal year and (ii) in addition to the foregoing, the Company and any of its Subsidiaries may make further Restricted Payments at all other times in an aggregate amount not to exceed $25,000,000; or

~~(c)~~  (2) at all times on and after the Leverage Adjustment Period Termination Date, so long as no Default or Event of Default has occurred and is continuing at the time of declaration or would result therefrom, (i) the Company and any of its Subsidiaries may make unlimited Restricted Payments so long as after giving effect to any such Restricted Payments the Leverage Ratio (calculated on a pro forma basis as of the last day of the most recently completed fiscal quarter, but including in the calculation thereof the Indebtedness of the Company and its consolidated Subsidiaries after giving effect to such Restricted Payment) is less than or equal to 4.00 to 1.00 and (ii) in addition to the foregoing, the Company and any of its Subsidiaries may make further Restricted Payments at all other times in an aggregate amount not to exceed $225,000,000 for each fiscal year (less, if applicable, the amount of any dividends made during such fiscal year in reliance on the preceding clause (c)(1)(i) of this Section 6.14).

SECTION 6.15. Use of Proceeds. Request any Borrowing or Letter of Credit or use (or permit their respective directors, officers, employees and agents to use) the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities,